Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

Name of Subsidiary	State or Country of Incorporation
AgSense, LLC	South Dakota
Aircon Guardrails Private Limited	India
American Galvanizing	New Jersey
Armorflex International Limited	New Zealand
Convert Italia S.p.A.	Italy
Delta Electrical & Engineering B.V.	The Netherlands
Delta Ltd.	United Kingdom
George Industries, Inc.	California
Industrial Galvanizers America Holdings, Inc.	Delaware
Locker Group Holdings Pty. Ltd.	Australia
Matco Sevices, Inc.	Delaware
PiRod, Inc.	Delaware
Pure Metal Galvanizing, ULC	Canada
Stainton Metal Co, Ltd.	United Kingdom
Tehomet Oy	Finland
Tehomet Baltic Ou	Estonia
Valley Irrigation South Africa,(PTY) Ltd.	South Africa
Valmont Australia Irrigation Pty. Ltd.	Australia
Valmont Coatings, Inc.	Delaware
Valmont France S.A.S.	France
Valmont Group Holdings Pty. Ltd.	Australia
Valmont Industria e Comercio, Ltda.	Brazil
Valmont Industries (China) Co.,Ltd.	China
Valmont Industries (Guangdong), Ltd.	China
Valmont Industries (Shandong), Ltd.	China
Valmont Industries de Argentina S.A.	Argentina
Valmont Industries Holland B.V.	The Netherlands
Valmont International Corp.	Texas
Valmont Investimentos Ltda.	Brazil
Valmont Middle East FZE	United Arab Emirates
Valmont Monterrey S. de R.L. de C.V.	Mexico
Valmont Newmark, Inc.	Delaware
Valmont Nederland B.V.	The Netherlands
Valmont Polska Sp.z o.o	Poland
Valmont Queensland Pty. Ltd.	Australia
Valmont S.A.U.	Spain
Valmont SM A/S	Denmark
Valmont Sarl	Morocco
Valmont Singapore Pte. Ltd.	Singapore
Valmont Structures Private Limited	India
Valmont U.K. Ltd.	United Kingdom
Valmont West Coast Engineering LTD	Canada
Walpar LLC	Alabama
Westcoast Engineering Group, Ltd.	Canada
West Coast Engineering, Inc	Washington